NEWS RELEASE
R&B, INC.



                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577

For Further Information Contact:                  Visit our Home Page:
Mathias J. Barton, CFO                            www.rbinc.com
(215) 997-1800 x 5132
E-mail: MBarton@rbinc.com



R&B, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 27, 2003; Comments on Future Outlook

        Colmar, Pennsylvania (February 13, 2004) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the fourth quarter and year ended December 27, 2003. For the fourth quarter ended December 27, 2003, sales increased 1% to $55.6 million from $55.1 million in the same period last year. Net income in the fourth quarter of 2003 was $3.8 million compared to net income of $3.5 million in the same period last year. Diluted earnings per share in the fourth quarter increased 8% to $0.42 from $0.39 in the same period last year.

        For the year ended December 27, 2003, sales increased 3% to $222.1 million from $215.5 million in the same period last year. Diluted earnings per share for the year ended December 27, 2003 were $1.47 compared to $1.38 in the same period last year, which included an after-tax gain of $0.15 per share on the sale of the Company's specialty fastener business. Net income for the year ended December 27, 2003 was $13.3 million compared to net income of $12.4 million in the same period last year, which included the above-mentioned after-tax gain of $1.3 million. Excluding the gain for comparison purposes, fully diluted earnings per share increased 20% for the year ended December 27, 2003.

        Sales volume in 2003 increased as a result of several successful new product introductions and shipments to new customers for the Company's Allparts brake and Pik-A-Nut home hardware businesses. The favorable effects of foreign currency exchange resulted in a 2% year over year increase in sales. These sales increases were partially offset by a decline in sales volume in the Company's Swedish subsidiary due to the weak U.S. dollar. Fourth quarter 2002 sales benefitted from over $4 million in one-time sales related to customer inventory builds, and 2002 sales included $2.1 million in revenues from the specialty fastener business prior to its sale in May 2002. Sales growth for fiscal 2003 after adjusting for foreign currency exchange, the specialty fastener sale and the one-time sales described above was 4%.

        The Company continued to generate strong cash flow, which enabled it to further reduce borrowing levels in 2003. Net debt (total debt less cash and short-term investments) declined $15.6 million to $18.7 million at year end from $34.3 million at the beginning of the year.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our strategic plan continues to drive improvements in our business. Our investments in new product development and awareness programs, together with a continued focus on supply chain efficiencies, have enabled us to deliver these results. We are excited about the success of our 2003 new product introductions, particularly our intake manifold and oil cooler lines, both part of our Dorman OE Solutions brand. We have also had excellent acceptance of our Dorman brake parts new master cylinder product line. In Spring 2004 we will publish all new Dorman automotive hardware, Dorman hard-parts and Help! catalogs that will highlight thousands of new products for the service dealer and do-it-yourself markets. These, and other exciting catalogs, will be distributed to service dealers and auto parts stores, as part of the Company's awareness program. R&B remains committed to its strategy of accelerating opportunities for its customers through continued investment in new product development, initiatives designed to create and grow aftermarket demand for new and existing products, and supply chain efficiencies to ensure that the right parts are available, at the right place, at the right time."

Future Outlook:

        The Company's strategic plan provides for a continued intense focus on new product develop ment and further expansion of its existing core businesses. Management anticipates that these efforts will result in compounded annual sales growth of between 3% and 8% over the next two year period. The Company may experience significant fluctuations in its results of operations from quarter to quarter due to the timing of new product introductions and orders placed by its customers.

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."

                            R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                  13 Weeks           13 Weeks
Fourth Quarter (unaudited)      12/27/03  Pct.  12/28/02     Pct.
Net sales                       $55,560  100.0  $55,100    100.0
Cost of goods sold               33,959   61.1   33,823     61.4
Gross profit                     21,601   38.9   21,277     38.6
Selling, general and
 administrative expenses         14,869   26.8   14,970     27.2
Income from operations            6,732   12.1    6,307     11.4
Interest expense, net               755    1.3      853      1.5
Income before income taxes        5,977   10.8    5,454      9.9
Provision for income taxes        2,140    3.9    1,967      3.6
Net income                      $ 3,837    6.9  $ 3,487      6.3
Earnings per share
     Basic                      $  0.44    -    $  0.41       -
     Diluted                    $  0.42    -    $  0.39       -
Average shares outstanding
     Basic                        8,757    -      8,497       -
     Diluted                      9,117    -      8,961       -


                                   52 Weeks           52 Weeks
                                   --------           --------
Fiscal Year                    12/27/03   Pct. 12/28/02     Pct.
Net sales                      $222,083  100.0 $215,524    100.0
Cost of goods sold              139,875   63.0  136,321     63.3
Gross profit                     82,208   37.0   79,203     36.7
Selling, general and
 administrative expenses         58,156   26.2   58,213     27.0
Other income (1)                    -       -    (2,143)    (1.0)
Income from operations           24,052   10.8   23,133     10.7
Interest expense, net             3,376    1.5    3,931      1.8
Income before income taxes       20,676    9.3   19,202      8.9
Provision for income taxes        7,372    3.3    6,845      3.2
Net income                      $13,304    6.0  $12,357      5.7
Earnings per share
     Basic                      $  1.54    -    $  1.46       -
     Diluted                    $  1.47    -    $  1.38       -
Average shares outstanding
     Basic                        8,647    -      8,487       -
     Diluted                      9,050    -      8,948       -

(1) In the second quarter of 2002, the Company sold its specialty fastener business, resulting in a pre-tax gain of $2.1 million, which is reported as other income. The gain after-tax was $1.3 million, or $0.15 per fully diluted share.

                           R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                  12/27/03           12/28/02
Assets:
Cash and short term investments  $ 25,082            $ 19,171
Accounts receivable                44,127              48,769
Inventories                        51,170              47,217
Prepaid expenses and other          8,849               9,046
Total current assets              129,228             124,203
Property & equipment               17,590              16,591
Goodwill                           29,125              28,607
Other assets                          663                 727
Total assets                     $176,606            $170,128

Liability & Shareholders' Equity:
Current portion of long-term debt$  8,571            $  9,291
Accounts payable                   10,029              11,813
Accrued expenses and other         12,176              11,759
Total current liabilities          30,776              32,863
Long-term debt                     35,213              44,218
Deferred income taxes               4,632               3,475
Shareholders' equity              105,985              89,572
Total Liabilities and Equity     $176,606            $170,128


Selected Cash Flow Information:
(in thousands)             13 Weeks (Unaudited)        52 Weeks
                           --------------------        --------
                           12/27/03    12/28/02   12/27/03  12/28/02
Depreciation and
amortization                $ 1,288      $1,198    $  4,640   $ 5,560
Capital Expenditures        $ 2,255      $1,032    $  5,598   $ 3,543


Reconciliation of Non-GAAP Measures (Unaudited): In the second quarter of 2002, R&B, Inc. sold its specialty fastener business, resulting in an after-tax gain of $1.3 million. The gain from the sale has been excluded from comparisons to net income and earnings per share to enhance comparability due to the size and infre quent nature of this gain.


                                 52 Weeks       52 Weeks    Pct.
(In thousands)                   12/27/03       12/28/02   Change
Fully diluted earnings
  per share (as reported)         $1.47           $1.38       7%
Less: gain on sale, net of tax       -            (0.15)
                                  -----           -----      ---
Net Income (as adjusted)          $1.47           $1.23      20%
                                  =====           =====      ===